Exhibit 4.11(a)

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”), dated as of January 22, 2008, to the STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 13, 2007, between JetBlue Airways Corporation, a Delaware corporation (the “Company”), and Deutsche Lufthansa AG, an aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Investor”). All capitalized terms used herein but not defined herein have the meaning ascribed to such terms in the Agreement, and, except as otherwise provided below, references herein to a specific Section will refer, respectively, to the corresponding Section of the Agreement.

WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants in the Agreement and hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Amendment of Section 5.10(d). The second sentence of Section 5.10(d) is hereby deleted in its entirety and replaced with the following:

“The Company may, in its reasonable discretion, appoint such individual to the Board to fill such vacancy (any individual appointed pursuant to this Section 5.10(d), together with any individual nominated as a replacement or successor pursuant to the terms of this Agreement, the “Additional Director”) and classify the Additional Director as a member of such class of Directors as the Company deems appropriate at the time of such appointment (the “Additional Director Class”); provided that once an Additional Director is appointed to the Board and the members of the Board include the Investor Director and the Additional Director, the Company shall have no obligation under this Section 5.10(d) to consider any individual nominated by the Investor to fill any vacancy on the Board; provided, further, for the avoidance of doubt, in no event shall the Investor have, pursuant to this Section 5.10, more than two of its nominees serving on the Board at any period of time.”

2. Amendment of Section 5.13(a)(i). Section 5.13(a)(i) is hereby deleted in its entirety and replaced with the following:

“(i) make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC), in opposition to any proposal made by the Company, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any Subsidiary;”

3. Amendment of Section 5.13(a)(iii). Section 5.13(a)(iii) is hereby deleted in its entirety and replaced with the following:

“(iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing or seeking or proposing to control the management or policies of the Company (other than through the Investor Director in the exercise of his or her fiduciary duties as a Director), or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act, as amended, in connection with any of the foregoing or seeking or proposing to control the management or policies of the Company (other than through the Investor Director in the exercise of his or her fiduciary duties as a Director);

4. Addition of Section 5.l7. The Agreement is amended by adding the following section in Article V:

“SECTION 5.17. Amendment of the Bylaws. As promptly as reasonably practical following the Closing Date, the Company shall amend the Bylaws to provide that two-thirds of the members of each committee of the Board must be “citizens of the United States” (as defined in 49 U.S.C. § 41102 and any rules and regulations promulgated thereunder, each as amended from time to time).”

5. Other Provisions of the Agreement. Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named courts.

7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or other electronic means) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
By:	Mark D. Powers
	Name:	Mark D. Powers
	Title:	Senior Vice President Treasurer

DEUTSCHE LUFTHANSA AG
By:	Nicolai von Ruckteschell
	Name:	Nicolai von Ruckteschell
	Title:	Senior Vice President and General Counsel

By:	Goetz Ahmelmann
	Name:	Goetz Ahmelmann
	Title:	Vice President

[AMENDMENT NO. 1]